Exhibit (r)(1)

CODE OF ETHICS

This Code of Ethics is adopted by the Funds in compliance with Rule 17j-1 promulgated by the 40 Act.

Rule 17j-1 makes it unlawful for persons who are “access persons” (as defined in the Rule 17j-1) of the Funds, in connection with the purchase or sale by such persons of securities held or to be acquired by the Funds, as applicable:

•	to employ any device, scheme or artifice to defraud a Fund;

•

to make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Fund; or

•	to engage in a manipulative practice with respect to a Fund.

Interested Directors and Officers

Directors of the Funds who are “interested persons” of the Funds and officers of the Funds are subject to all requirements of the TCW Code of Ethics. Refer to the Personal Investment Transactions section of TCW’s Code of Ethics for specific prohibitions and requirements.

Independent Directors

The Independent Directors are subject to the following Statement of General Principles:

•	They shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 which are discussed above in the Introduction to this section.

•	The interests of the Funds and their shareholders are paramount and come before the interests of any director.

•	Personal investing interests of all directors shall be conducted in a manner that shall avoid actual or potential conflicts of interest with the Funds and their shareholders.

•	Each shall not use such positions, or any investment opportunities presented by virtue of such positions to the detriment of the Funds and their shareholders.

Prior to initiating a transaction (i.e. sales, purchases, or transfers) in the securities of TCW Strategic Income Inc. (or any other closed-end Fund managed by TCW), Independent Directors of such Funds must pre-clear the transaction with the Legal Department. Additionally, Independent Directors must pre-clear any of the following transactions with the Legal Department prior to make a trade: (i) a Securities transaction in which an Independent Director knows or in the ordinary course of fulfilling his official duties as a director should know that a Fund purchased or sold the security during the 15-day period immediately before the director’s transaction, is engaging in a sale or purchase of the security on the day of, or is going to engage in such a sale or purchase in the 15 day period after, the director’s transaction; or (ii) the Fund or the Firm considered purchasing or selling the security during the 15-day period immediately before or after the director’s transaction.

Independent Directors are not permitted to engage in frequent trading of shares of the Funds in excess of the limits set forth in the prospectuses of the Funds, as in effect from time to time.

Reporting of Violations

Any officer or director of a Fund or any officer, director or employee of TIMCO, MetWest or TABF shall promptly report any possible violations of this Code of Ethics to the Chief Compliance Officer or the Fund Counsel. After consultation with the General Counsel, the Chief Compliance Officer shall report all Material Violations of this Code of Ethics to the applicable Board of Directors (or an appropriate Committee of the Board of Directors).

Glossary

40 Act – Investment Company Act of 1940, as amended.

Board – Shall refer to the applicable Fund’s Board of Directors.

Chief Compliance Officer – Chief Compliance Officer for the Funds .

Firm or TCW – The TCW Group of companies, which for this purpose excludes The Carlyle Group, L.P. and its non-TCW affiliates.

Fund Counsel – Legal counsel to the Funds.

Funds or Fund – Collectively, the TCW Mutual Funds, TCW Private Asset Income Fund and the MetWest Mutual Funds and individually either any of them, as applicable.

General Counsel – The general counsel of TCW.

Independent Directors – TCW Independent Directors, and/or MetWest Independent Directors, as applicable.

Legal Department – The General Counsel and such associate general counsels as may be employed by TCW from time to time.

Material Violation – A material violation of an applicable federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar violation of federal or state law

MetWest – Metropolitan West Asset Management, LLC, a U.S. federally registered advisor and indirect subsidiary of The TCW Group, Inc.

MetWest Mutual Funds – Metropolitan West Funds, including each of its series, and any other proprietary, registered, open-end investment companies (mutual Funds) advised by MetWest.

SEC – Securities and Exchange Commission.

TCW Funds – TCW Funds, Inc., each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by TIMCO.

TCW Mutual Funds – Collectively, TCW Funds, MetWest Mutual Funds, TPAY and TSI and any other registered investment company advised by TIMCO, MetWest, TCW ABF or any other affiliate, unless otherwise indicated.

TABF – TCW Asset Backed Finance Management Company LLC, a U.S. federally registered advisor and indirect subsidiary of The TCW Group, Inc.

TIMCO – TCW Investment Management Company LLC, a U.S. SEC-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TPAY – TCW Private Asset Income Fund, a registered, closed-end investment company advised by TABF.

TSI – TCW Strategic Income Fund, Inc., a registered, closed-end investment company advised by TIMCO.